Exhibit 99.1

News Release	For Immediate Release
April 15, 2014
Greer Bancshares Incorporated	For Additional Information
1111 West Poinsett Street	Contact: George Burdette
Greer, SC 29650	Phone: (864) 848-5127

Greer Bancshares Incorporated Reports First Quarter Profit

Marking its Tenth Straight Profitable Quarter

GREER, SC --Greer Bancshares Incorporated, the parent company of Greer State Bank, today reported first quarter net income of $1,153,000 or $0.46 per diluted common share, an 80% increase over the prior year first quarter net income of $641,000 or $0.26 per diluted common share. Quarterly earnings were aided by gains on the sale of securities, including a gain on a sale of an investment that had been previously written down, and a reversal of previous loan loss provisions enabled by a recovery and an overall improvement in loan credit quality. As previously reported, the bank repurchased $3.15 million of TARP preferred stock and paid all deferred dividends and interest.

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Total deposits increased to $266 million, up from $253 million at December 31, 2013.

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Total loans outstanding were $184 million, down from $187 million at December 31, 2013.

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The bank’s non-accrual loans continued to improve to $1.5 million, down from $2.6 million at December 31, 2013. Past-due loans were $1.1 million, down from $1.6 million at December 31, 2013.

George Burdette, President and CEO commented, “We are pleased with our financial performance and the positive prospects for the Greer area community.  We remain committed to serving local customers well as our entire team delivers the financial solutions needed for businesses and individuals.”

About Greer State Bank

Now in its twenty-sixth year of operations, Greer State Bank serves the greater Greer community with three branch offices and a fourth branch office in the Taylors community.  Greer Bancshares Incorporated trades in the over the counter market and is quoted on the OTC Bulletin Board under the symbol GRBS. More information on Greer State Bank can be found on the company website at http://www.GreerStateBank.com.

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This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements relate to, among other things, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management.  The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions, are intended to identify forward-looking statements.  Actual results may differ materially from the results discussed in the forward-looking statements. The Company’s operating performance is subject to various risks and uncertainties. For a description of factors which may cause actual results to differ materially from such forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made.  The Company undertakes no obligation to update any forward-looking statements made in this report.